Exhibit 99.1

BARNWELL INDUSTRIES, INC.	1100 Alakea Street, Suite 500 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Barnwell Industries, Inc. Reports Earnings for its
First Quarter Ended December 31, 2022 and
the Declaration of a Cash Dividend

Solid Start to the Year Led by Oil & Gas Segment

HONOLULU, HAWAII, February 10, 2023 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported net earnings of $1,089,000, $0.11 per share, for the three months ended December 31, 2022, as compared to net earnings of $1,073,000, $0.11 per share, for the three months ended December 31, 2021.

Mr. Alexander C. Kinzler, Chief Executive Officer of Barnwell, commented, “We are pleased to report that our first quarter oil and gas segment revenues increased by over $1,300,000 (33%) as prices increased for all products with oil, natural gas, and natural gas liquids increasing 6%, 4%, and 42%, respectively. Net oil production increased to 48,000 Bbls (barrels) from 39,000 Bbls (23%) and net natural gas production increased to 300,000 Mcf (1,000 cubic feet) from 205,000 Mcf (46%), in the current quarter as compared to last year’s quarter, as we continue to refresh our oil and gas production through new drilling programs.

“The increases in production were primarily due to additional working interests acquired and wells drilled in the Twining area in fiscal 2022 and were partially offset by a decrease in production from wells in Oklahoma. Barnwell’s oil and natural gas capital expenditures, including accrued capital expenditures and excluding additions and revisions to estimated asset retirement obligations (“Net Capital Expenditures”), totaled $5,928,000 for the three months ended December 31, 2022, as compared to $2,870,000 for the same period in the prior year. In the three months ended December 31, 2022, Canadian capital expenditures were primarily for the completion and equipping of wells and facilities at Twining and totaled $574,000. During fiscal 2022, Barnwell invested $11,052,000 in Net Capital Expenditures for oil and natural gas properties.”

In the Twining area, Barnwell’s technical team has identified 16 high quality, high working interests drilling locations on our controlled and operated lands.  Success with these wells could translate to numerous additional follow-up locations on the same lands.  Additionally, we have identified approximately 10 additional drilling sites in North Twining Unit where we hold a 29% interest, four of which are forecasted to be drilled in the next 9 months.

Our Oklahoma operations generated $517,000 (10%) of our oil and natural gas segment revenues for the three months ended December 31, 2022 and our oil and natural gas segment generated $1,986,000 of operating profit before general and administrative expenses in the three months ended December 31, 2022, an increase in operating results of $418,000 as compared to a $1,568,000 operating profit during the same period of the prior year.

 Our contract drilling segment sold one drilling rig and recognized a gain on the sale of $551,000 and operating results increased $200,000 in the current period as compared to the prior year period.  Our land investment segment saw the Kukio Resort Development Partnerships in which we own 19.6% sell one lot within Increment I, resulting in the Company receiving $265,000 in percentage of sales payments and $478,000 in net cash distributions in the current period as compared to $600,000 in percentage of sales payments and $1,075,000 in net cash distributions in the prior year period.

General and administrative expenses increased $419,000 primarily due to increases in one-time, non-recurring professional fees in the current year period as compared to the same period in the prior year. The Company also incurred a $78,000 foreign currency gain in the current year period due to the effects of foreign exchange rate changes on intercompany advances as a result of the weakening of the U.S. dollar against the Canadian dollar in January.

In January 2023, the Company entered into a cooperation and support agreement (the “Agreement”) among Mr. Kinzler, in his capacity as a major shareholder, MRMP-Managers LLC, the Ned L. Sherwood Revocable Trust, NLS Advisory Group, Inc. and Ned L. Sherwood (collectively, the “MRMP Stockholders”), which we believe will be beneficial to the Company and all of our shareholders. The Agreement extends for two years the standstill terms of the previous agreement entered into with the MRMP Stockholders in 2021, ending the potential of a proxy contest at the 2023 annual meeting of stockholders. The expenses related to this agreement will be reflected in our results for our second quarter ending March 31, 2023.

In December 2022, the Company, entered into a purchase and sale agreement with an independent third party to acquire a 22.3% non-operated working interest in oil and natural gas leasehold acreage in the Permian Basin in Texas for cash consideration of $806,000. In connection with the purchase of such leasehold interests, Barnwell acquired a 15.4% non-operated working interest in the planned drilling of two oil wells in the Wolfcamp Formation in Loving and Ward Counties, Texas and made a prepayment of $4,293,000 to pay its share of the estimated costs to drill, complete and equip the wells. In January 2023, the Company executed agreements to participate in the drilling of two more wells, at a 29% working interest, in our core property, the Twining area of Alberta, Canada, for approximately $1,500,000.

Barnwell ended the quarter with $6,747,000 in working capital, including $6,736,000 in cash and cash equivalents. All 3 of our business segments produced operating profits for the current quarter and the Board of Directors declared a cash dividend of $0.015 per share payable on March 13, 2023 to the holders of record as of the close of business on February 23, 2023.

Mr. Kinzler also stated that “we are pleased to welcome Messrs. Joshua S. Horowitz and Laurance E. Narbut to our board. They were appointed to the Board of Directors of the Company on February 9, 2023. Also, on January 21, 2023, Mr. Kenneth S. Grossman was appointed Chairman of the Compensation Committee and Chairman of the Board of Directors and Mr. Douglas N. Woodrum was appointed Chairman of the Audit Committee and Nominating Committee of the Board of Directors. We look forward to the contributions of our new board members and our current board members in their new roles”.

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE RESULTS
(Unaudited)

	Quarter ended December 31,
	2022	2021

Revenues	$7,511,000	$5,454,000

Net earnings attributable to Barnwell Industries, Inc.	$1,089,000	$1,073,000

Net earnings per share – basic and diluted	$0.11	$0.11

Weighted-average shares and equivalent shares outstanding:
Basic and diluted	9,956,687	9,446,291

Cash and cash equivalents	$6,736,000	$12,142,000